Exhibit 99.12

SIXTH AMENDMENT

TO THE

HUNTINGTON INGALLS INDUSTRIES

FINANCIAL SECURITY AND SAVINGS PROGRAM

This amendment to the October 1, 2015 restatement of the Huntington Ingalls Industries Financial Security and Savings Program (the “Plan”) is intended to (A) retroactively amend the Plan as of the Spin-Off date to conform to administrative practice as permitted under Revenue Procedure 2021-30 (the IRS’ EPCRS program) by (i) removing the one-year marriage requirement for purposes of Section 8.06(b) (Death Benefits), and (ii) permitting two loans pursuant to Section 9.01, (B) clarify the removal of certain provisions that permit a Participant in certain cases to purchase an annuity with his/her Retirement Fund Deposits under Section 8.05(b) and (C) to reflect the consolidation of various pension plans under the Huntington Ingalls Industries Retirement Plan B.

I.	Effective January 1, 2023, Section 2.41 (“Retirement Plan” definition) is amended by adding the following provision at the end thereof:

“For the avoidance of doubt, the Huntington Ingalls Industries Retirement Plan “A,” the Northrop Grumman Retirement Plan “B,” and the Ingalls Shipbuilding, Inc. Salaried Employees’ Retirement Plan merged into and are component/sub-plans of the Huntington Ingalls Industries Retirement Plan “B” (Plan 041) and are attached thereto in Supplements A and B.”

II.	Effective January 1, 2023, Section 8.05(b) is amended by inserting the following provisions at the end therefore:

“For the avoidance of doubt, the provisions of this Section 8.05(b) ceased to apply to distributions occurring on or after June 1, 2019. As a result, a Participant was no longer able to purchase a Joint and Survivor Annuity with his/her Retirement Fund Deposits.”

III.	Effective January 1, 2023, Section 8.06(b) is amended by inserting the following provision at the end therefore:

“For the avoidance of doubt, the one-year marriage requirement specified in this Section 8.06(b) ceased to apply under this Plan with respect to distributions occurring on or after the Spin-Off date.”

IV.	Effective January 1, 2023, Section 9.01(a) is amended by inserting the following provision at the end therefore:

“Notwithstanding anything in the Guidelines to the contrary, Participants may have two loans outstanding on and after the Spin-Off date.”

V.	In all respects not amended, the Plan is hereby ratified and confirmed.

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IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has caused this amendment to be executed by its duly authorized representative on this 19th day of December, 2022.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:	/s/ Edmond Hughes
Edmond Hughes
Executive Vice President and Chief Human
Resources Officer